UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Center Bancorp, Inc.

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(Left to right) Alexander A. Bol, Chairman of the Board and
Anthony C. Weagley, President and Chief Executive Officer

Letter to Shareholders

This year marked a unequaled period of performance in which Center Bancorp, Inc. outperformed our industry and the market at large. We capped our ninetieth year of operation by achieving record revenue, profit and earnings per share. At the same time, we continued to deliver superior returns to you and to further position our company for future growth by announcing the pending merger of equals with ConnectOne Bancorp, Inc., creating an approximate $3.0 billion commercial bank in one of the most fertile banking markets in the country. I believe that the recent merger announcement holds enormous promise for CNBC, most importantly because of what the joining of the two banks creates and the scale of the combined company. This solidifies our position as a dominant player in the New Jersey banking markets. We are uniquely positioned to deliver the benefits as a combined company to help our current and new customers’ and their businesses succeed in an increasingly complex economy. Together, we can create a new benchmark for performance.

Your company

2013 was characterized by an unparalleled herculean effort on the part of our entire team. The growth in the company with the opening of our Englewood and Princeton banking centers, and preparation for an acquisition, has kept the company driven at full speed at all times. As I remarked to the team at each of our quarterly officer meetings, “we did it,” to characterize the collective team work and to mark our success.

Our strong strategic positioning in New Jersey, solid balance sheet, loan growth, revenue generation, and unmatched client service gives us confidence that we will achieve success in the future, as we have during the past five years.

Presented below is a summary of last year’s financial results. Looking at Center from top to bottom, you can see that our operating results were the product of solid execution on our business plans, and we have built upon the work undertaken over the past several years. Our 2013 net income available to common stockholders increased to $19.8 million, which is 14.8% higher than 2012, with solid financial metrics. While this is solid growth, it is even more of an achievement in the current operating environment. We took significant and meaningful steps forward in 2013 to sustain both past and present performance that should deliver future “Top Tier” financial performance over the next several years.

We achieved solid growth in client relationships in 2013 with expansion of our lending activity and independent school platform. This organic growth translated into core deposits, which enhanced our franchise value and leverages our existing expense structure. It also reflects the strength of the Center brand; increasingly, we are seen as a preferred financial/banking provider in our markets.

In concert with the strong deposit growth was the continued growth in core customers, which in turn strengthens Center’s balance sheet. Equally as important was the growth in loans, as the economic climate in the greater metropolitan area stabilized and improved in some measure. The Company reported 8% loan growth in 2013. The

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loan growth was diverse across several categories within our portfolio. As you compare our net interest margin and the yield on our loan portfolio to our peers, you can see that we did not sacrifice rate to generate loan growth.

We experienced a meaningful change in non-performing assets in 2013 versus 2012, a reduction of 32.5%, which is now at the lowest levels in the past several years. While the broader economic conditions certainly helped, the Company’s dedicated effort to reduce non-accruals and Other Real Estate Owned (OREO) and to work with our customers were the keys to the success.

Our Private Banking and Wealth Management platform was another area of progress and meaningful growth in 2013. We increased our client base, assets under management and top line revenue. Along with this we increased the number of professionals dedicated to servicing this platform which drove a 139.7% increase in annuity and insurance income. This, coupled with focused attention to our lending fees and mortgage origination platform, resulted in a 64.5% increase in loan related fee income year over year.

We are continuing to work to improve our technology and overall infrastructure, which will enable us to increase capacity and better position ourselves for client service while becoming more efficient. Our average efficiency ratio was 46.9% in 2013.

In 2013 Center focused on sustaining its top-tier financial performance, defined by the financial results we are reporting and above average returns for our shareholders. While this corporate pillar is not new, management was previously focused on our other pillars of superior asset quality, stalwart balance sheet, market-driven financial products and services, teammate experience and customer experience, as well as credit quality,

Our branch expansion has been thoughtful and targeted with Englewood and Princeton private banking and loan production offices, and the changes to our branch footprint. We looked at ways to deliver our brand of high touch service to these new markets.

Center has been committed to returns on capital to our shareholders and creating long term shareholder value. The Board raised the quarterly dividend in 2013 to 7.5 cents per share. This is a 36.6% increase in the quarterly dividend rate from the same time last year.

As a community bank, we have always believed that our success is a reflection of the health and vitality of the communities in which we serve and the partnerships that are forged. During 2013, Center strengthened its existing partnerships and welcomed new ones, solidifying our reputation as a trusted community partner since 1923. Providing educational opportunities through scholarship and financial literacy programs, combating hunger and homelessness, supporting people with disabilities and at-risk-youth, and fostering beauty through the arts in the communities the Bank serves were among some of the many causes championed by the Company. The Company’s charitable outreach of more than $168,000 in 2013 was made possible solely through its operating income, not through a foundation. Even as the Company grows to be one of the largest financial institutions headquartered in New Jersey, we never want to forget our heritage and responsibility as a community bank.

I have written in the past about management’s and the Board’s commitment to creating value. I consider 2013 to be a milestone year for Center and a personal triumph as well. Let me close by expressing my pride in the CNBC team for bringing us to this point, and my gratitude to you, our shareholders, for your unwavering support. I trust you share our excitement about your Company’s performance and the way in which we are building on our legacy, which is important to the long term outlook for our company and to build an even brighter future.

Anthony C. Weagley President & Chief Executive Officer	Alexander A. Bol Chairman of the Board

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